Exhibit 23.2

Larrowe & Company, P.L.C.
CPAs and Consultants

Post Office Box 760
Galax, Virginia 24333
276-238-1800
Fax 276-238-1801

INDEPENDENT AUDITORS’ CONSENT

We consent to the inclusion in and incorporation by reference in this registration statement on Form S-4, of our report dated January 24, 2002, except for Note 14, as to which the date is February 25, 2002, on our audits of CNB Holdings, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. We also consent to the references to our firm under the caption “Experts” in this Registration Statement.

/s/    LARROWE & COMPANY, PLC

Galax, Virginia
January 21, 2003